Exhibit 20.1

August 31, 2001

Dear Shareholder:

         The purpose of this letter is to request information from Wasatch Pharmaceutical shareholders who may be entitled to receive Class A and Class B warrants. On April 12, 2001, the Securities and Exchange Commission ordered effective a registration statement filed by Wasatch Pharmaceutical to register Class A warrants, Class B warrants and the underlying shares of common stock. Wasatch Pharmaceutical is attempting to issue the warrants to the appropriate shareholders.

         Wasatch Pharmaceutical, however, has been unable to identify the shareholders that owned shares of Wasatch common stock in "street name" that may be entitled to receive the Class A and Class B warrants. This letter is intended to assist Wasatch Pharmaceutical in identifying those shareholders and former shareholders who may be entitled to receive warrants. The shareholders entitled to receive the Class A and Class B warrants are those shareholders owning shares of Wasatch Pharmaceutical common stock on the record date: February 23, 2001.

          Once the shareholders are identified, as soon as possible thereafter, we will send you a Prospectus and Warrant Agreement to the shareholders directly. You are entitled to receive the warrants on the following basis:

         1. IF YOU OWNED SHARES OF WASATCH PHARMACEUTICAL COMMON STOCK ON FEBRUARY 23, 2001, YOU ARE ENTITLED TO THE WARRANTS."

         2. For every two shares that you owned on February 23, 2001, you entitled to receive one Class A warrant with an exercise price of $.50 and one Class B warrant with an exercise price of $2.00.

         To verify your ownership of the shares of Wasatch Pharmaceutical common stock on the record date, please provide the following:

         1. A copy of your brokerage statement showing the number of shares of Wasatch Pharmaceutical common stock that you owned as of February 23, 2001. A brokerage statement with your name on it, showing the trading activity for the month of February 2001 with a month end balance would be sufficient.

         2.       Sign the affidavit below, and

         3. Mail the copy of the brokerage statement and the signed affidavit to:

                                              ATTENTION: CORPORATE SECRETARY
                                              WASATCH PHARMACEUTICAL, INC.
                                              310 EAST 4500 SOUTH, SUITE 450
                                              MURRAY, UT 84107

         After receiving and verifying your information, Wasatch Pharmaceutical will send you a written prospectus related to the warrants and instructions on how to exercise your warrants.

         Thank you, in advance, for your assistance in this matter.

Sincerely,



David K. Giles
Corporate Secretary



                                 AFFIDAVIT FORM


I hereby certify, under penalty of perjury, that I was the legal owner of __________________________shares of common stock of Wasatch Pharmaceutical, Inc. as of February 23, 2001 as evidenced by the broker statement enclosed.


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